Exhibit 99.1

INVESTORS TITLE COMPANY ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2021 RESULTS

     Contact:  Elizabeth B. Lewter
February 14, 2022
Telephone: (919) 968-2200
        Nasdaq Symbol: ITIC
FOR IMMEDIATE RELEASE:

Chapel Hill, NC – Investors Title Company today announced results for the fourth quarter and year ended December 31, 2021.  The Company set all-time quarterly and annual records for total revenues and net premiums written, in addition to setting an all-time annual record for net income.

For the quarter, net income increased 13.7% to $18.9 million, or $9.94 per diluted share, versus $16.6 million, or $8.77 per diluted share, in the prior year period.  For the year, net income increased 70.0% to $67.0 million, or $35.28 per diluted share, versus $39.4 million, or $20.80 per diluted share, in the prior year.

Revenues for the quarter increased 18.0% to $91.0 million, compared to $77.1 million in the prior year period.  Net premiums written increased 16.8% to $72.5 million, driven mainly by higher average home prices and continued low mortgage interest rates.  Escrow and other title-related fees increased 53.0%, primarily due to increases in commission income and title ancillary services.  Revenues from non-title services increased 23.4%, mainly due to increases in income from like-kind exchanges, trust management fees and agency income.  Other investment income increased $823,000 due to earnings from partnership investments.  Changes in the estimated fair value of equity security investments resulted in a benefit to revenues of $7.7 million, a slight decrease compared with the prior year quarter, as market values continued to increase.

Operating expenses increased 20.5%, mainly due to a 20.6% increase in commissions to agents commensurate with the increase in agent premium volume.  Personnel expenses were 9.0% higher than the prior year due primarily to staffing additions in support of strategic growth initiatives and volume increases.  Higher premium volumes, increases in travel-related expenses and ongoing technology initiatives drove the increases in office and technology expenses and other operating expenses.  Slightly offsetting these increases was a relatively low level of claims activity experienced on policies written in recent years.

Income before income taxes increased 11.6% to $23.9 million for the current quarter versus $21.4 million in the prior year period.  Excluding the impact of changes in the estimated fair value of equity security investments, adjusted income before income taxes (non-GAAP) increased 18.9% to $16.2 million versus $13.6 million for the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).

For the year, revenues increased 39.4% to $329.5 million compared with $236.4 million for the prior year.  Aside from changes in the estimated fair value of equity security investments and other income, overall results for the year were shaped predominantly by the same factors that affected the fourth quarter.  Changes in the estimated fair value of equity security investments increased $10.0 million compared with the prior year, as U.S. stock markets recorded a third straight year of growth in 2021.  Other income increased $4.1 million mainly due to a gain on the sale of property.   Income before income taxes increased 71.0% to $84.9 million compared with $49.7 million in the prior year.  Excluding the impact of changes in the estimated fair value of investments in equity securities, adjusted income before income taxes (non-GAAP) increased 56.4% to $70.0 million versus $44.8 million for the prior year (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).

Chairman J. Allen Fine commented, “We are pleased to report another year of exceptionally strong performance.  For both the quarter and the year, the Company set all-time records for revenues and premiums, in addition to an annual record for earnings.  As the country grapples with the ongoing pandemic for the second year, we continued to see strong demand for housing as well as record growth in real estate values in our operating markets during 2021.  Although refinance activity has slowed recently in light of an uptick in mortgage interest rates relative to most of 2021, the level of refinance activity actually surpassed 2020’s record activity levels.  As we turn our focus to 2022, we will remain focused on enhancing our competitive strengths and profitably expanding our market presence.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies.   The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Cautionary Statements Regarding Forward-Looking Statements

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of words such as “plan,” expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends.  Such statements include, among others, any statements regarding the Company’s expected performance for this year, projections regarding U.S. recovery from the COVID-19 pandemic, future home price fluctuations, changes in home purchase or refinance demand activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results.  Such risks and uncertainties include, without limitation: the severity and duration of the COVID-19 pandemic (including any of its variants) and its effects (and the effects of measures undertaken to combat it) on the economy and the Company’s business; the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments;  government regulations; changes in the economy; changes resulting from President Biden’s administration and Congress; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission, and in subsequent filings.

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Investors Title Company and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2021 and 2020
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenues:
Net premiums written	$72,536	$62,107	$273,885	$205,418
Escrow and other title-related fees	3,530	2,307	13,678	8,321
Non-title services	2,735	2,217	9,667	8,693
Interest and dividends	966	1,051	3,773	4,393
Other investment income	2,310	1,487	6,920	3,723
Net realized investment gains	1,098	6	1,869	333
Changes in the estimated fair value of equity security investments	7,668	7,771	14,934	4,904
Other	200	180	4,772	623
Total Revenues	91,043	77,126	329,498	236,408

Operating Expenses:
Commissions to agents	40,357	33,463	142,815	106,807
Provision for claims	666	752	5,686	5,204
Personnel expenses	16,669	15,297	64,193	51,929
Office and technology expenses	3,931	2,623	13,059	9,951
Other expenses	5,528	3,580	18,813	12,856
Total Operating Expenses	67,151	55,715	244,566	186,747

Income before Income Taxes	23,892	21,411	84,932	49,661

Provision for Income Taxes	4,980	4,776	17,912	10,241

Net Income	$18,912	$16,635	$67,020	$39,420

Basic Earnings per Common Share	$9.98	$8.79	$35.38	$20.84

Weighted Average Shares Outstanding – Basic	1,895	1,892	1,894	1,892

Diluted Earnings per Common Share	$9.94	$8.77	$35.28	$20.80

Weighted Average Shares Outstanding – Diluted	1,903	1,897	1,900	1,896

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2021 and 2020
(in thousands)
(unaudited)

	December 31, 2021	December 31, 2020
Assets

Cash and cash equivalents	$37,168	$13,723

Investments:
Fixed maturity securities, available-for-sale, at fair value	79,791	117,713
Equity securities, at fair value	76,853	64,919
Short-term investments	45,930	15,170
Other investments	20,298	15,493
Total investments	222,872	213,295

Premiums and fees receivable	22,953	19,427
Accrued interest and dividends	817	1,038
Prepaid expenses and other receivables	11,721	9,418
Property, net	13,033	11,160
Goodwill and other intangible assets, net	15,951	9,771
Operating lease right-of-use assets	5,202	3,533
Other assets	1,771	1,560
Total Assets	$331,488	$282,925

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$36,754	$33,584
Accounts payable and accrued liabilities	43,868	36,020
Operating lease liabilities	5,329	3,669
Current income taxes payable	3,329	638
Deferred income taxes, net	13,121	8,592
Total liabilities	102,401	82,503

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,895 and 1,892 shares issued and outstanding as of December 31, 2021 and 2020, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	225,861	196,096
Accumulated other comprehensive income	3,226	4,326
Total stockholders’ equity	229,087	200,422
Total Liabilities and Stockholders’ Equity	$331,488	$282,925

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three and Twelve Months Ended December 31, 2021 and 2020
(in thousands)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021	%	2020	%	2021	%	2020	%
Branch	$15,681	21.6	$14,840	23.9	$68,585	25.0	$53,204	25.9

Agency	56,855	78.4	47,267	76.1	205,300	75.0	152,214	74.1

Total	$72,536	100.0	$62,107	100.0	$273,885	100.0	$205,418	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Twelve Months Ended December 31, 2021 and 2020
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance.  This includes adjusting revenues to remove the impact of changes in the estimated fair value of equity security investments, which are recognized in net income under GAAP.  Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations.  The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information.  This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Revenues
Total revenues (GAAP)	$91,043	$77,126	$329,498	$236,408
Subtract: Changes in the estimated fair value of equity security investments	(7,668)	(7,771)	(14,934)	(4,904)
Adjusted revenues (non-GAAP)	$83,375	$69,355	$314,564	$231,504

Income before Income Taxes
Income before income taxes (GAAP)	$23,892	$21,411	$84,932	$49,661
Subtract: Changes in the estimated fair value of equity security investments	(7,668)	(7,771)	(14,934)	(4,904)
Adjusted income before income taxes (non-GAAP)	$16,224	$13,640	$69,998	$44,757